Filed Pursuant to Rule 424 (b)(3)

Registration No. 333-155800

September 2012 Performance Update

The Frontier Fund Supplement Dated September 30, 2012 to Prospectus Dated April 30, 2012 and the Supplement dated

August 17, 2012.

The Frontier Fund Class 2 New

T H E   F R O N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

September performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	September 30, 2012 MTD	September 30, 2012 YTD	NAV / Unit
Frontier Diversified Series-2	-2.97%	-0.29%	$103.66
Frontier Long/Short Commodity Series-2a	-1.29%	2.67%	$130.64
Frontier Masters Series-2	-3.29%	6.04%	$111.17

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of September 30, 2012. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$1,929,939.05
Unrealized trading gain (loss)	(3,606,829.16)
Less: Commissions	(70,572.38)
Less: Trading Fee paid to Managing Owner	(103,476.15)
Interest income	75,406.83

Total Income	(1,775,531.81)
EXPENSES
Broker service fees	10,917.91
Incentive fees	(108,224.35)
Management fees	62,444.82

Total Expenses	(34,861.62)

Net Income (Loss)	$(1,740,670.19)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	548,968.19536	$58,647,376.73	$106.83
Current month additions	1,926.36280	200,000.00
Current month redemptions	(9,223.67473)	(959,445.73)
Net income (loss) for current month		(1,740,670.19)	(3.17)

Net asset value, end of current month	541,670.88340	$56,147,260.81	$103.66

	Monthly rate of return		-2.97%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - DIVERSIFIED SERIES - 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$142,580.63
Unrealized trading gain (loss)	(261,160.45)
Less: Commissions	(13,642.13)
Less: Trading Fee paid to Managing Owner	(23,968.64)
Interest income	19,897.50

Total Income	(136,293.09)
EXPENSES
Broker service fees	2,527.73
Incentive fees	(7,001.81)
Management fees	37,366.42

Total Expenses	32,892.34

Net Income (Loss)	$(169,185.43)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	102,599.66167	$13,578,386.52	$132.34
Current month additions	1,641.60093	215,000.00
Current month redemptions	(9,358.07662)	(1,229,118.35)
Net income (loss) for current month		(169,185.43)	(1.70)

Net asset value, end of current month	94,883.18606	$12,395,082.74	$130.64

	Monthly rate of return		-1.29%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - LONG/SHORT COMMODITY SERIES - 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$428,927.61
Unrealized trading gain (loss)	(1,019,355.84)
Less: Commissions	(11,996.35)
Less: Trading Fee paid to Managing Owner	(33,788.30)
Interest income	24,590.24

Total Income	(611,622.64)
EXPENSES
Broker service fees	3,564.26
Incentive fees	(27,408.39)
Management fees	35,521.76

Total Expenses	11,677.63

Net Income (Loss)	$(623,300.27)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	165,673.78019	$19,043,452.84	$114.95
Current month additions	2,512.94642	282,338.15
Current month redemptions	(3,055.16345)	(344,946.18)
Net income (loss) for current month		(623,300.27)	(3.78)

Net asset value, end of current month	165,131.56314	$18,357,544.54	$111.17

	Monthly rate of return		-3.29%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - MASTERS SERIES - 2

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$4,124,201.79
Unrealized trading gain (loss)	(7,707,922.66)
Less: Commissions	(151,315.39)
Less: Trading Fee paid to Managing Owner	(221,442.77)
Interest income	161,683.96

Total Income	(3,794,795.07)
EXPENSES
Trading fees	0.00
Broker service fees	110,492.50
Incentive fees	(230,534.28)
Management fees	133,890.87

Total Expenses	13,849.09

Net Income (Loss)	$(3,808,644.16)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	1,209,486.74295	$125,328,680.68	$103.62
Current month additions	4,794.23128	479,315.93
Current month redemptions	(12,948.96231)	(1,326,988.19)
Net income (loss) for current month		(3,808,644.16)	(3.17)

Net asset value, end of current month	1,201,332.01171	$120,672,364.26	$100.45

	Monthly rate of return		-3.06%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER DIVERSIFIED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$740,419.29
Unrealized trading gain (loss)	(1,380,296.61)
Less: Commissions	(70,891.33)
Less: Trading Fee paid to Managing Owner	(82,562.92)
Interest income	104,133.86

Total Income	(689,197.71)
EXPENSES
Trading fees	0.00
Broker service fees	35,210.80
Incentive fees	(40,283.08)
Management fees	268,642.06

Total Expenses	263,569.78

Net Income (Loss)	$(952,767.49)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	487,493.88030	$70,817,066.91	$145.27
Current month additions	2,882.84246	369,323.32
Current month redemptions	(20,164.05333)	(2,991,263.24)
Net income (loss) for current month		(952,767.49)	(2.27)

Net asset value, end of current month	470,212.66954	$67,242,359.50	$143.00

	Monthly rate of return		-1.56%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER LONG/SHORT COMMODITY SERIES

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$1,346,409.02
Unrealized trading gain (loss)	(3,203,747.34)
Less: Commissions	(37,698.03)
Less: Trading Fee paid to Managing Owner	(106,007.44)
Interest income	77,320.83

Total Income	(1,923,722.96)
EXPENSES
Trading fees	0.00
Broker service fees	64,510.13
Incentive fees	(85,953.75)
Management fees	111,670.12

Total Expenses	90,226.50

Net Income (Loss)	$(2,013,949.46)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	537,688.16646	$59,458,144.83	$110.58
Current month additions	7,864.04075	853,266.55
Current month redemptions	(3,945.13236)	(439,324.12)
Net income (loss) for current month		(2,013,949.46)	(3.75)

Net asset value, end of current month	541,607.07465	$57,858,137.80	$106.83

	Monthly rate of return		-3.40%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER MASTERS SERIES